FARADAY FUTURE REPORTS FINANCIAL RESULTS FOR
THIRD QUARTER 2021

– Successfully Completed Public Listing, Securing Gross Proceeds of ~$1.0 billion –
– 2,270 Mile Test Drive Confirmed Market-Leading Performance and Technology –
– Hanford Facility Build Out on Track –
– FF 91 Production Launch Expected Q3 2022 –

Los Angeles, CA (May 6, 2022) - Faraday Future Intelligent Electric Inc. (NASDAQ: FFIE) (“FF,” “Faraday Future” or “the Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced financial results for its third quarter ended September 30, 2021. Results were delayed as a result of the previously announced Special Committee review.

“The third quarter of 2021 was eventful for Faraday Future as we completed our merger with PSAC and became a public company, ending the quarter well-capitalized with a strong balance sheet,” said Global CEO of Faraday Future Dr. Carsten Breitfeld. “We made strong progress building out the Hanford manufacturing facility and production area construction is advancing on schedule. We continued to make excellent progress with our supply chain partners in a challenging supply-chain environment. We significantly bolstered our management team with key hires who will help us navigate the challenging logistics climate, and strengthened other key areas in manufacturing, development, finance, and elsewhere.”

Dr. Breitfeld continued, “After quarter end, we marked our first four milestones toward SOP at the Hanford manufacturing facility. We remain confident that we will launch the FF 91 in the third quarter of 2022 and believe that Faraday Future is positioned to redefine the state-of-the-art in intelligent electrified mobility.”

COMMENT ON SPECIAL COMMITTEE REVIEW
Dr. Breitfeld added, “The Special Committee of independent Board members completed its previously announced review of past disclosures and allegations and submitted its findings and recommendations to the full Board. The Board accepted the findings and implementation of remediation actions is well underway. On behalf of the entire management team, I want to thank the Special Committee, our financial and legal advisors, and my fellow Board members for their hard work and for their commitment to holding the Company to the highest standards of ethics and conduct. I also want to thank all of my fellow employees, our suppliers, and our investors for their support and confidence. I believe that this review and the changes we are making will help us build a stronger, better company.”

KEY COMPANY HIGHLIGHTS DURING THIRD QUARTER 2021
Faraday Future continues to make progress towards the launch of the FF 91 and accomplishing our business plan, and made the following announcements during the three months ended September 30, 2021:

•Completed its merger with Property Solutions Acquisition Corp. (“PSAC”), a special purpose acquisition company. FF’s common stock and warrants began trading on NASDAQ under the tickers "FFIE” and “FFIEW”, respectively, on July 22, 2021.
•Completed a 2,270-mile testing and evaluation journey following the historic Route 66, a highway that crosses numerous U.S. states as it winds its way from Chicago, Illinois to Santa Monica, California.
•Announced its plans to partner with Qmerit, a leader in green energy transformation with the largest nationwide network of certified electrical installers for EV charging stations, to support future FF 91 drivers in need of home charging stations and other future energy-related installations.
•Hired Matt Tall as Vice President of Manufacturing. Mr. Tall is responsible for leading all facets of FF’s production and manufacturing, focusing on the Hanford, California manufacturing plant, where he oversees the final phases of the plant upgrade, installation of component tooling, hiring, and the production of the FF 91.
•Hired Liu Yuchao as Senior Vice President of Supply Chain for FF’s operations in China. Mr. Yuchao will help FF take a solid step forward in promoting the production and delivery of the FF 91.

•Added new leadership members to its growing team: including Senior Director of Energy Storage and Charging; Head of Software Engineering, ADAS, and Self Driving; Lead of Vehicle Quality.
•Announced plans to increase its employee headcount significantly over the next 12 months following the merger with PSAC that closed in July 2021. Hiring has been focused on filling positions in the areas of manufacturing, engineering, supply chain, design, marketing, brand, sales, finance and accounting, and other areas, along with the potential for higher-level executive positions.
•Hosted the first annual 919 Futurist Day co-creation festival at FF’s Headquarters in Los Angeles, CA. Hundreds of attendees representing FF users, partners, car enthusiasts as well as global FF employees and family members gathered to celebrate FF’s successes, products, technologies, people, innovation, and user-centric philosophy.
•Outlined major milestones on the path to production for FF’s manufacturing facility in Hanford, CA, and provided periodic milestone and other progress updates including videos and livestreams on various public media channels and the FF app.

KEY EVENTS SUBSEQUENT TO THIRD QUARTER END
Subsequent to September 30, 2021, and through December 31, 2021, FF accomplished the following major milestones:
•Completed the installation of pilot equipment in the pre-production build area of its Hanford, California facility. The Hanford manufacturing facility is approximately 1.1 million square feet and, once it is built out, is expected to have the capacity to support production of 10,000 vehicles per year. Based on the current timeline, FF management anticipates production at the Hanford facility will commence in the third quarter of 2022.
•Received its final Certificate of Occupancy (“CO”) for a dedicated area for pre-production manufacturing at the facility in Hanford, California. The CO allowed FF to begin crucial construction activities, including the building of additional pre-production vehicles at the facility.
•Started foundation construction for all remaining production areas in the Hanford facility, including body, propulsion, warehouse, and vehicle assembly. Interior foundation work in the production area is now essentially complete, and major mechanical systems, including electrical and plumbing, are being installed.
•Announced program with Munro & Associates, which will serve as FF’s co-creation consultant and will assist with the production-readiness process of the FF 91 through comparative analysis and quality assessment.
•Held a Community Day and Job Fair at the Hanford Civic Auditorium on November 3, 2021, and November 10, 2021, respectively.
•Announced HSL Italia as Exterior Lighting Supplier. HSL Italia will work with the Company throughout the production process to ensure a premium and innovative exterior lighting display.

Subsequent to December 31, 2021, FF accomplished the following additional major milestones and made certain personnel and organizational changes:
•Announced that Myoung Shin Co., Ltd., an automotive manufacturer headquartered in South Korea, has been contracted to manufacture Faraday Future’s second vehicle, the FF 81, with SOP scheduled for 2024.
•Unveiled the first “production-intent” build of the FF 91. This marks Faraday Future’s manufacturing Milestone #4, pre-production builds for final engineering validation and certification, now referred to as production-intent vehicles.
•Received dealer and distributor license from the State of California, for online national sales.
•Signed the lease for FF’s flagship store in Beverly Hills, California, and confirmed the design firm for the store. The initial term of the lease shall be 126 months, with two five-year tenant extension options. In addition, FF announced the active search for a second flagship store in the U.S.
•Appointed Susan Swenson as Executive Chairperson and Jordan Vogel as Lead Independent Director of the Board of Directors. FF’s Board of Directors consists of nine directors, five of whom are independent under applicable rules.
•Announced that Mathias Hofmann became the new Head of Global Supply Chain after the retirement of Benedikt Hartmann effective February 25, 2022. Mathias comes to FF after a nearly 30-year career with BMW, where he served as a Vice President with global responsibilities in purchasing and plant management. He has worked on four continents, including China, and was most recently Plant Director in Brazil. He has extensive experience in both plant operations and direct and indirect purchasing.
•Appointed Becky Roof as Interim Chief Financial Officer (CFO) and engaged an affiliate of AlixPartners to accelerate the implementation of Special Committee recommendations including, but not limited to financial controls and material weakness remediation. Ms. Roof is a seasoned financial executive who has served in an interim CFO capacity at numerous public and private companies.
•Announced 401 preorders as of March 31, 2022. Preorders are fully refundable, non-binding, paid deposits for the FF 91 Futurist Alliance Edition and/or the FF 91 Futurist vehicles available initially for sale to customers in the US and China. FF 91 Futurist Alliance Edition preorders require a $5,000 deposit for customers in the US and an RMB 50,000 deposit for customers in China. FF 91 Futurist preorders require a $1,500 deposit for customers in the US and an RMB 20,000 deposit for customers in China.

RESULTS FOR THIRD QUARTER 2021
Operating expenses for the third quarter ended September 30, 2021, were $186 million compared to $18 million for the three months ended September 30, 2020. The increase is primarily due to an acceleration of costs to bring the Hanford manufacturing facility to full commercial production. Net loss was $304 million for the third quarter ended September 30, 2021, compared to a net loss of $33 million in the prior-year period. The increase in net loss is attributable to the significant increase in operating expenses, the loss relating to fair value measurement of related party notes payable, notes payable which the Company elected to account for using the fair value option, warrant liabilities, as well as loss on settlement of related party notes payable, notes payable, and vendor payables in trust.
Cash and cash equivalents were $666 million as of September 30, 2021. The cash balance as of March 31, 2022 was $276 million, which includes the repayment of a $97 million note and accrued interest on schedule.

EARNINGS CONFERENCE CALL
The Company plans to host a conference call open to investors after it files its Q1 2022 results in mid-May.

Customers can preorder an FF 91 now at: https://www.ff.com/us/preorder.

ABOUT FARADAY FUTURE
Faraday Future is a class-defining luxury electric vehicle company. The Company has pioneered numerous innovations relating to its products, technology, business model, and user ecosystem since its inception in 2014. Faraday Future aims to perpetually improve the way people move by creating a forward-thinking mobility ecosystem that integrates clean energy, AI, the Internet, and new usership models. Faraday Future’s first flagship product is the FF 91 Futurist.

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NO OFFER OR SOLICITATION
This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements, and include (among others) statements regarding the expected timing of the launch of FF 91 and FF 81 vehicles and anticipated production capacity of the Company’s Hanford, California facility. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the outcome of the SEC investigation relating to the matters that were the subject of the Special Committee investigation; the Company’s ability to satisfy the terms of the Nasdaq exception and to file Form 10-K by May 16, 2022 and its ability to regain compliance with the Nasdaq continued listing standards; the implementation of the Special Committee’s actions and related internal review by the Company; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the success of other competing manufacturers; the performance and security of the Company’s vehicles; potential litigation involving the Company; the result of future financing efforts and general economic and market conditions impacting demand for the Company’s products; the ability of the Company to attract and retain employees. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s registration statement on Form S-1 (File No. 333-258993) filed with the SEC on October 4, 2021, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Mark Connelly
Investors: ir@faradayfuture.com
John Schilling
Media: media@faradayfuture.com

Faraday Future Intelligent Electric Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Operating expenses
Research and development	$79,757	$3,520	$94,506	$14,704
Sales and marketing	6,832	221	11,099	1,691
General and administrative	36,725	13,806	64,148	32,538
Loss on disposal of property and equipment	62,342	—	62,987	—
Total operating expenses	185,656	17,547	232,740	48,933

Loss from operations	(185,656)	(17,547)	(232,740)	(48,933)
Change in fair value measurements	(22,747)	1,394	(60,394)	10,056
Interest expense	(296)	(8,505)	(26,550)	(22,955)
Related party interest expense	(1,597)	(7,030)	(15,765)	(24,902)
Other income (expense), net	1,117	(2,260)	(718)	(2,697)
(Loss)/gain on settlement of related party notes payable, notes payable and vendor payables in trust, net	(94,727)	609	(96,036)	295
Loss before income taxes	(303,906)	(33,339)	(432,203)	(89,136)
Income tax provision	—	—	(3)	—
Net loss	$(303,906)	$(33,339)	$(432,206)	$(89,136)

Per share information:
Net loss per Common Stock – Class A and Class B – basic and diluted	$(1.06)	$(0.21)	$(2.12)	$(0.57)
Weighted average Common Stock outstanding – Class A and Class B – basic and diluted	287,951,929	157,060,201	203,686,758	157,055,242

Total comprehensive loss:
Net loss	$(303,906)	$(33,339)	$(432,206)	$(89,136)
Change in foreign currency translation adjustment	189	(3,169)	(487)	(1,392)
Total comprehensive loss	$(303,717)	$(36,508)	$(432,693)	$(90,528)

Faraday Future Intelligent Electric Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$666,061	$1,124
Restricted cash	25,083	703
Deposits	50,221	6,412
Other current assets	13,246	6,200
Total current assets	754,611	14,439
Property and equipment, net	261,562	293,933
Other non-current assets	7,287	8,010
Total assets	$1,023,460	$316,382
Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$36,180	$86,601
Accrued expenses and other current liabilities	47,343	52,382
Related party accrued interest	10,140	82,260
Accrued interest	5,062	36,030
Related party notes payable	13,463	332,355
Notes payable, current portion	103,505	149,199
Obligation to issue registered shares of Class A Common Stock	22,511	—
Vendor payables in trust	—	110,224
Total current liabilities	238,204	849,051
Capital leases, less current portion	35,988	36,501
Other liabilities, less current portion	4,129	1,000
Notes payable, less current portion	99,618	9,168
Total liabilities	377,939	895,720
Commitments and contingencies
Stockholders’ equity (deficit)
Class A Common Stock, $0.0001 par value; 750,000,000 shares authorized; 134,795,128 and 93,099,596 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	13	9
Class B Common Stock, $0.0001 par value; 75,000,000 shares authorized; no shares and 64,000,588 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	6
Additional paid-in capital	3,475,314	1,817,760
Accumulated other comprehensive loss	(6,461)	(5,974)
Accumulated deficit	(2,823,345)	(2,391,139)
Total stockholders’ equity (deficit)	645,521	(579,338)
Total liabilities and stockholders’ equity (deficit)	$1,023,460	$316,382

Faraday Future Intelligent Electric Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020

Cash flows from operating activities
Net loss	$(432,206)	$(89,136)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	4,268	3,046
Stock-based compensation	8,521	7,066
Vesting of restricted stock awards for employee bonus	14,620	—
Loss on disposal of property and equipment	62,987	—
Change in fair value measurements	60,394	(10,056)
Loss on cancellation of lease	—	206
(Gain)/loss on foreign exchange	(1,823)	3,234
Gain on write-off of accounts payable and loss on write-off of vendor deposits, net	(4,191)	—
Non-cash interest expense	36,478	47,920
Loss/(gain) on settlement of related party notes payable, notes payable and vendor payables in trust, net	96,036	(295)
Gain on forgiveness of vendor payables in trust	(1,731)	—
Reserve for unrecoverable value added taxes	6,404	—
Changes in operating assets and liabilities
Deposits	(35,796)	(7,075)
Other current assets	(15,260)	1,984
Other non-current assets	(3,186)	(45)
Accounts payable	(40,434)	11,713
Accrued expenses and other current liabilities	5,874	4,041
Transfers between vendor payables in trust and accounts payable	1,167	(134)
Net cash used in operating activities	(237,878)	(27,531)
Cash flows from investing activities
Proceeds from payments of notes receivables	—	3,600
Payments for property and equipment	(37,264)	(589)
Net cash (used in) provided by investing activities	(37,264)	3,011
Cash flows from financing activities
Proceeds from issuance of Class A Common Stock in the Business Combination	229,583	—
Proceeds from issuance of Class A Common Stock pursuant to the PIPE Financing	761,400	—
Transaction costs paid in connection with the Business Combination	(23,148)	—
Transaction costs paid in connection with the PIPE Financing	(61,130)	—
Proceeds from related party notes payable	200	10,132
Proceeds from notes payable, net of original issuance discount	172,031	25,621
Payments of related party notes payable	(38,217)	(1,000)
Payments of notes payable, including liquidation premium	(48,210)	—
Payments of notes payable issuance costs	(3,355)	(2,554)
Payments of vendor payables in trust	(27,722)	(2,231)
Payments of capital lease obligations	(2,691)	(1,806)
Transfers between vendor payables in trust and accounts payable	(1,167)	134
Proceeds from exercise of stock options	10,492	31
Payments of stock issuance costs	(1,071)	—
Net cash provided by financing activities	966,995	28,327
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,536)	(784)
Net increase in cash and cash equivalents and restricted cash	689,317	3,023
Cash and cash equivalents and restricted cash, beginning of period	1,827	3,354
Cash and cash equivalents and restricted cash, end of period	$691,144	$6,377

Faraday Future Intelligent Electric Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that aggregate to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows:

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Cash and cash equivalents	$1,124	$2,221
Restricted cash	703	1,133
Total cash and restricted cash, beginning of period	$1,827	$3,354

Cash and cash equivalents	$666,061	$5,664
Restricted cash	25,083	713
Total cash, cash equivalents and restricted cash, end of period	$691,144	$6,377

Supplemental disclosure of noncash investing and financing activities
Conversion of related party notes payable and related party accrued interest into Class A Common Stock	$294,796	$—
Conversion of notes payable and accrued interest into Class A Common Stock	98,375	—
Issuance of warrants	17,596	490
Conversion of assumed convertible and promissory notes payable into Class A Common Stock and Private Warrants	1,080	—
Conversion of The9 Conditional Obligation into Class A Common Stock	2,863	—
Acquisitions of property and equipment included in accounts payable	270	491
Conversion of related party customer deposit to related party notes payable	—	11,635

Supplemental disclosure of noncash investing and financing activities related to the Business Combination
Exchange of Legacy FF redeemable preference stock for a commitment to issue Class A Common Stock	$859,182	$—
Exchange of Legacy FF convertible preferred stock for a commitment to issue Class B Common Stock	697,611	—
Settlement of notes payable and accrued interest for a commitment to issue Class A Common Stock	68,541	—
Settlement of related party notes payable and related party accrued interest for a commitment to issue Class A Common Stock	69,218	—
Settlement of vendor payables in trust for a commitment to issue Class A Common Stock	96,186	—
Settlement of accounts payable for a commitment to issue Class A Common Stock	2,879	—
Reclassification of deferred transaction costs paid in prior periods against the proceeds received in the Business Combination	7,865	—

Supplemental disclosure of cash flow information
Cash paid for interest	$5,837	$63